Exhibit 23.1

Deloitte S.L.
America Vespucio, 13
Isla de Ia Cartuja
41092 Sevilla
Espana

Tel.: +34 954 48 93 00
Fax: +34 954 48 93 10
www.deloitte.es

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No.10 to the Registration Statement on Form F-l of our report dated September 5, 2013 (which report expresses an unqualified opinion and contains an explanatory paragraph relating to 1) the retrospective change in the method of accounting for International Financial Reporting Standards Committee (“IFRIC”) 12-Service Concession Arrangements in 2012 and 2011 discussed in Note 2.1.1 from an accounting principle that was acceptable to one that is preferable 2) the retrospective changed discussed in Note 2.1.2 to the amounts previously reported for the years ended 2012, 2011 and 2010 in accordance with IFRS 5-Non-current assets held for sale and discontinued operations due to the sale of the subsidiary Befesa Medio Ambiente, S.L.U. and 3) the retrospective change discussed in Note 2.1.3 to the amounts previously reported for the year ended 2012 due to the adoption of IFRS 10-Consolidated Financial Statements and IFRS 11-Joint Arrangements. As allowed by the transition guidance in IFRS 10-Consolidated Financial Statements and IFRS 11-Joint Arrangements, 2011 and 2010 have not been retrospectively adjusted) relating to the consolidated financial statements of Abengoa, S.A. as of and for the year ended December 31, 2012 appearing in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ DELOITTE, S.L.

Seville, Spain

September 25, 2013

Deloitte S.L. Inscrita en el Registro Mercantil de Madrid, tomo 13.650, sección 8a, folio 188, hoja M-54414, inscripción 96a. C.I.F.: B-79104469.

Domicilio social: Plaza Pablo Ruiz Picasso, 1, Torre Picasso, 28020, Madrid.